SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________
SCHEDULE TO
(RULE 14d - 100)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 5)

AAMES FINANCIAL CORPORATION

_____________________________________________________________________________________________

(Name of Subject Company (Issuer))

AAMES FINANCIAL CORPORATION (ISSUER)

_____________________________________________________________________________________________

(Names of Filing Persons (Identifying Status as Offeror, Issuer or Other Person))

5.5% Convertible Subordinated Debentures due 2006

_____________________________________________________________________________________________

(Title of Class of Securities)

00253A AE1

U9871P AA6

_____________________________________________________________________________________________

(CUSIP Number of Class of Securities)

John F. Madden, Jr.
Senior Vice President and General Counsel

Aames Financial Corporation

350 South Grand Avenue, 43rd Floor

Los Angeles, CA 90071

(323) 210-5000

_____________________________________________________________________________________________

(Name, Address and Telephone Numbers of Person
Authorized to Receive Notices and Communications on Behalf of Filing Persons)

COPY TO:

Simeon Gold, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

CALCULATION OF FILING FEE
Transaction Valuation* $113,970,000	Amount of Filing Fee $10,486

*

Estimated for purposes of calculating the amount of the filing fee only. This amount assumes the exchange of $113,970,000 aggregate principal amount of 5.5% Convertible Subordinated Debentures due 2006 (the "Existing Debentures") of Aames Financial Corporation ("Aames") for $91,176,000 aggregate principal amount of 4.0% Convertible Subordinated Debentures due 2012 of Aames. The amount of the filing fee, calculated in accordance with Rule 0-11(b)(2) of the Securities Exchange Act of 1934, as amended, equals 0.000092% of the market value of Existing Debentures proposed to be acquired by Aames. Under Rule 0-11(a)(4), because there is no market for Existing Debentures, the value is based on the book value of the Existing Debentures. As of May 10, 2002, the latest practicable date prior to the date of filing, the book value of the Existing Debentures proposed to be acquired by Aames was $113,970,000.

☒

Check the box if any part of the fee is offset as provided by Rule 0-11(a) (2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $10,486 Filing Party: Aames Financial Corporation

Form or Registration No.: Schedule TO-I Date Filed: May 15, 2002
SEC File No. 5-42024
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:
☐	third-party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

_____________________________________________________________________________________________

AMENDMENT NO. 5 TO SCHEDULE TO

                        This Amendment No. 5 amends and supplements the Tender Offer Statement on Schedule TO ("Schedule TO") filed with the Securities and Exchange Commission (the "Commission") on May 15, 2002 by Aames Financial Corporation, a Delaware corporation ("Aames"), pursuant to Section 13(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Aames filed an Amendment No. 1 to the Schedule TO on June 6, 2002, Amendment No. 2 to the Schedule TO on June 13, 2002, Amendment No. 3 to the Schedule TO on June 24, 2002 and Amendment No. 4 to the Schedule TO on July 2, 2002. The Schedule TO relates to the offer by Aames to exchange its 4.0% Convertible Subordinated Debentures due 2012 (the "New Debentures") for any and all of its outstanding 5.5% Convertible Subordinated Debentures due 2006 (the "Existing Debentures") upon the terms and subject to the conditions set forth in the Offering Memorandum, dated May 15, 2002 (the "Offering Memorandum"), and in the related Letter of Transmittal, filed as Exhibits (a)(1)(A) and (a)(1)(B) to the Schedule TO, respectively (which, together with any supplements or amendments thereto, collectively constitute the "Exchange Offer").

ITEM 4. TERMS OF THE TRANSACTION.

Item 4(a)(i-iii, v-xii) of the Schedule TO is hereby amended and supplemented as follows:

(a)(1)(i-iii,v-xii)	On July 19, 2002, Aames announced that the Exchange Offer has been extended until 5:00 p.m., New York City time, on Friday, August 2, 2002, and issued a press release, a copy of which has been filed as Exhibit 99.1 to Aames' Current Report on Form 8-K dated July 19, 2002, and incorporated herein by reference.

Aames reserves the right to further extend the Exchange Offer or to terminate the Exchange Offer, in its discretion, in accordance with the terms of the Exchange Offer.

ITEM 11. ADDITIONAL INFORMATION.

Item 11(a)(5) of the Schedule TO is hereby amended and supplemented as follows:

(a)(5)	As previously announced, Wilmington Trust Company, as successor indenture trustee with respect to Aames' 9.125% Senior Notes due 2003, brought an action against Aames seeking to prevent it from consummating the Exchange Offer. On July 1, 2002, the Supreme Court of the State of New York denied Plaintiff's request for an order to preliminarily enjoin the consummation of the Exchange Offer. On July 12, 2002, Aames filed a motion to dismiss Plaintiff's complaint.

The information set forth in (i) the Supplement to the Offering Memorandum, dated June 6, 2002, a copy of which is filed as Exhibit (a)(5)(D) hereto, (ii) the Second Supplement to the Offering Memorandum, dated June 12, 2002, a copy of which is filed as Exhibit (a)(5)(E) hereto, and (iii) the Third Supplement to the Offering Memorandum, dated July 2, 2002, a copy of which is filed as Exhibit (a)(5)(H) hereto, is incorporated herein by reference.

ITEM 12. EXHIBITS.

(a)(1)(A)	Offering Memorandum, dated May 15, 2002.*
(a)(1)(B)	Letter of Transmittal.*
(a)(1)(C)	Notice of Guaranteed Delivery.*
(a)(1)(D)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*
(a)(1)(E)	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*
(a)(1)(F)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*
(a)(2)	None.
(a)(3)	None.
(a)(4)	None.
(a)(5)(A)	Press Release issued by Aames on April 30, 2002 (filed as Exhibit 99.1 to the Initial Schedule TO of Aames on April 30, 2002 and incorporated herein by reference).*
(a)(5)(B)	Current Report on Form 8-K of Aames announcing prior proposals (filed on May 3, 2002 and incorporated herein by reference).*
(a)(5)(C)	Press Release issued by Aames on May 15, 2002 (filed as Exhibit 99.1 to the Current Report on Form 8-K of Aames on May 15, 2002 and incorporated herein by reference).*
(a)(5)(D)	Supplement to Offering Memorandum, dated June 6, 2002.*
(a)(5)(E)	Second Supplement to Offering Memorandum, dated June 12, 2002.*
(a)(5)(F)	Press Release issued by Aames on June 13, 2002 (filed as Exhibit 99.1 to the Current Report on Form 8-K of Aames on June 13, 2002 and incorporated herein by reference).*
(a)(5)(G)	Press Release issued by Aames on June 21, 2002 (filed as Exhibit 99.1 to the Current Report on Form 8-K of Aames on June 21, 2002 and incorporated herein by reference).*
(a)(5)(H)	Third Supplement to Offering Memorandum, dated July 2, 2002.*
(a)(5)(I)	Press Release issued by Aames on July 2, 2002 (filed as Exhibit 99.1 to the Current Report on Form 8-K of Aames on July 2, 2002 and incorporated herein by reference).*
(a)(5)(J)	Press Release issued by Aames on July 19, 2002 (filed as Exhibit 99.1 to the Current Report on Form 8-K of Aames on July 19, 2002 and incorporated herein by reference).*
(b)	Not applicable.
(d)(1)	Purchase Agreement, dated as of April 26, 2002, by and among the Holders, SFP and Capital Z (filed as Exhibit 13 to Amendment No. 6 to the Schedule 13D of Capital Z on April 30, 2002 and incorporated herein by reference).*
(d)(2)	Indenture, dated as of February 26, 1996, between Aames and The Chase Manhattan Bank, N.A., relating to the Existing Debentures (incorporated by reference to Aames' Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and filed with the Commission on July 3, 1996).*
(g)	Not applicable.
(h)	Not applicable.

____________________________

* Previously filed.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

AAMES FINANCIAL CORPORATION

By:	/s/ John F. Madden Jr.
Name: John F. Madden Jr. Title: Senior Vice President, General Counsel and Secretary

Dated: July 19, 2002

EXHIBIT INDEX

EXHIBIT NO. DESCRIPTION

(a)(1)(A)	Offering Memorandum, dated May 15, 2002.*
(a)(1)(B)	Letter of Transmittal.*
(a)(1)(C)	Notice of Guaranteed Delivery.*
(a)(1)(D)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*
(a)(1)(E)	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*
(a)(1)(F)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*
(a)(5)(A)	Press Release issued by Aames on April 30, 2002 (filed as Exhibit 99.1 to the Initial Schedule TO of Aames on April 30, 2002 and incorporated herein by reference).*
(a)(5)(B)	Current Report on Form 8-K of Aames announcing prior proposals (filed on May 3, 2002 and incorporated herein by reference).*
(a)(5)(C)	Press Release issued by Aames on May 15, 2002 (filed as Exhibit 99.1 to the Current Report on Form 8-K of Aames on May 15, 2002 and incorporated herein by reference).*
(a)(5)(D)	Supplement to Offering Memorandum, dated June 6, 2002.*
(a)(5)(E)	Second Supplement to Offering Memorandum, dated June 12, 2002.*
(a)(5)(F)	Press Release issued by Aames on June 13, 2002 (filed as Exhibit 99.1 to the Current Report on Form 8-K of Aames on June 13, 2002 and incorporated herein by reference).*
(a)(5)(G)	Press Release issued by Aames on June 21, 2002 (filed as Exhibit 99.1 to the Current Report on Form 8-K of Aames on June 21, 2002 and incorporated herein by reference).*
(a)(5)(H)	Third Supplement to Offering Memorandum, dated July 2, 2002.*
(a)(5)(I)	Press Release issued by Aames on July 2, 2002 (filed as Exhibit 99.1 to the Current Report on Form 8-K of Aames on July 2, 2002 and incorporated herein by reference).*
(a)(5)(J)	Press Release issued by Aames on July 19, 2002 (filed as Exhibit 99.1 to the Current Report on Form 8-K of Aames on July 19, 2002 and incorporated herein by reference).*
(d)(1)	Purchase Agreement, dated as of April 26, 2002, by and among the Holders, SFP and Capital Z (filed as Exhibit 13 to Amendment No. 6 to the Schedule 13D of Capital Z on April 30, 2002 and incorporated herein by reference).*
(d)(2)	Indenture, dated as of February 26, 1996, between Aames and The Chase Manhattan Bank, N.A., relating to the Existing Debentures (incorporated by reference to Aames' Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and filed with the Commission on July 3, 1996).*